EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.522.9254
FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer 800.225.0135 • 214.528.5588
HALLWOOD GROUP REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2011
Dallas, Texas, May 16, 2011 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the first quarter ended March 31, 2011.
For the 2011first quarter, the Company had a net loss of $1.0 million, or $(0.65) per share, compared to net income of $5.3 million, or $3.44 per share, in 2010, on revenue of $26.8 million and $47.2 million, respectively.
Following is a comparison of results for the 2011 and 2010 periods:
Operating Income. The operating income (loss) for the 2011 and 2010 first quarters, primarily from textile products operations, was $(1.6) million and $8.2 million, respectively. The decrease was principally due to a decrease in sales of specialty fabric to U.S. military contractors as a result of decreases in orders from the military to Brookwood’s customers, partially offset by increased sales in its other market segments. Military sales accounted for $10.2 million and $34.7 million in the 2011 and 2010 first quarters, which represented 38.0% and 73.5% of Brookwood’s sales, respectively. Military sales have historically been cyclical in nature. Orders for military goods in the 2010 fourth quarter and 2011 first quarter declined significantly, which affected the 2011 first quarter military sales. Brookwood has noted an increased level of military orders in late March and April, that will be processed in the remaining 2011 periods, however, not to the same level as the first half of 2010.
Other Income (Loss). Other income (loss) consists of interest expense, and interest and other income. For the 2011 first quarter, other income (loss) was a loss of $9,000, compared to a loss of $60,000 in 2010, principally due to reduced interest expense on Brookwood’s revolving credit facility.
Income Tax Expense (Benefit). For the 2011 first quarter, the income tax benefit was $584,000, which included a $590,000 current federal tax benefit and a $6,000 state tax expense, compared to the 2010 first quarter income tax expense of $2.9 million, which included a $2.6 million current federal tax expense and a $313,000 state tax expense.
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The following table sets forth selected financial information for the three months ended March 31, 2011 and 2010.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Revenue	$26,769	$47,150

Operating income (loss)	$(1,571)	$8,181
Other income (loss)	(9)	(60)

Income (loss) before income taxes	(1,580)	8,121
Income tax expense (benefit)	(584)	2,871

Net income (loss)	$(996)	$5,250

PER COMMON SHARE
BASIC:
Net income (loss)	$(0.65)	$3.44

Weighted average shares outstanding	1,525	1,525

DILUTED:
Net income (loss)	$(0.65)	$3.44

Weighted average shares outstanding	1,525	1,525

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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